UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2014

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

55 Waugh Drive, Suite 1000		77007
Houston, Texas		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(713) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On April 30, 2014, Kirby Corporation (“Kirby”) issued a press release announcing earnings for the first quarter ended March 31, 2014. A copy of the press release is attached as Exhibit 99.1 to this report.

EBITDA, a non-GAAP financial measure, is used in the press release. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. A quantitative reconciliation of EBITDA to GAAP net earnings attributable to Kirby for the 2014 and 2013 first quarter is included in the press release.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2014, the Board of Directors of Kirby Corporation (the “Company”) elected David W. Grzebinski President and Chief Executive Officer of the Company. Joseph H. Pyne relinquished the position of Chief Executive Officer, but will remain Chairman of the Board of the Company.

Mr. Grzebinski, 52, is a Chartered Financial Analyst and holds a Masters in Business Administration degree from Tulane University and a degree in chemical engineering from the University of South Florida. Since joining the Company in February 2010, he has served as Executive Vice President and Chief Financial Officer; President, Chief Operating Officer and Chief Financial Officer; and most recently President and Chief Operating Officer. Prior to joining the Company, he served since 1988 in various administrative and operating positions with FMC Technologies Inc., a global provider of advanced technology systems and products for the energy industry, including Controller, Energy Services; Treasurer; and Director of Global SAP and Industry Relations. Prior to joining FMC, he was employed by The Dow Chemical Company.

In recognition of his new position and increased responsibilities, Mr. Grzebinski’s compensation was adjusted to include (1) a base salary at the rate of $700,000 per year, (2) target annual incentive compensation for 2014 equal to 90% of his base salary and (3) a long-term incentive compensation award with a target value of $2,100,000, with 20% of the value in stock options, 40% in restricted stock and 40% in a performance award based on a three-year performance period beginning January 1, 2014. The equity compensation awards consist of 8,510 shares of restricted stock and options to purchase 12,159 shares of common stock. The target amount for the performance award is $840,000. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. Mr. Grzebinski will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Kirby held its Annual Meeting of Stockholders on April 29, 2014, at which the stockholders voted on the following matters:

1.            Richard J. Alario, Richard R. Stewart and David W. Grzebinski were elected Class I directors of Kirby to serve until the 2017 Annual Meeting of Stockholders by the following vote:

	For	Against	Abstain	Broker Non-Votes
Richard J. Alario	47,067,998	1,838,628	20,305	2,751,663
Richard R. Stewart	48,213,558	678,256	35,117	2,751,663
David W. Grzebinski	46,968,812	1,937,459	20,660	2,751,663

2.            The Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2014 was ratified by the following vote:

For	51,274,833
Against	393,187
Abstain	10,574

5.            Advisory vote on the approval of the compensation of Kirby’s named executive officers:

For	47,753,491
Against	1,126,882
Abstain	46,558
Broker non-votes	2,751,663

Item 9.01.	Financial Statements and Exhibits
(c)	Exhibits:
99.1	Press release dated April 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KIRBY CORPORATION
(Registrant)

By:	/s/ C. Andrew Smith
C. Andrew Smith
Executive Vice President
and Chief Financial Officer

Dated: May 1, 2014

EXHIBIT INDEX

Exhibit 99.1 Press release dated April 30, 2014